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FORM 3                                                OMB APPROVAL
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                                        OMB Number:                    3235-0104
                                        Expires: September 30, 1998
                                        Estimated average burden
                                        hours per response...................0.5


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

LeRoy                 David             Shannon
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   (Last)            (First)            (Middle)

312 Allen Place
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                     (Street)

Nashville                 TN            37205
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   (City)               (State)         (Zip)


_______________________________________________________________________________
2. Date of Event Requiring Statement
   (Month/Day/Year)
   06/12/98

_______________________________________________________________________________
3.  IRS or Social Security Number of Reporting Person (Voluntary)


_______________________________________________________________________________
4. Issuer Name and ticker or Trading Symbol

   HLM Design, Inc.

_______________________________________________________________________________
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] Officer (give title below)
   [ ] 10% Owner
   [ ] Other (specify below)


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_______________________________________________________________________________

6.  If Amendment, Date of Original
    (Month/Day/Year)

_______________________________________________________________________________
7.  Individual or Joint/Group Filing
    (Check Applicable Lines)

    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person


          TABLE I--Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------

          1.                     2.           3.          4.
---------------------       -----------   ----------  ----------
                            Amount of     Owner-
                            Securities    ship
                            Beneficially  Form:
                            Owned at      Direct      Nature of
                            (Instr.       (D) or      Indirect
Title of                    4)            Indirect    Beneficial
Security                                  (I)         Ownership
(Instr. 4)                                (Instr. 5)  (Instr. 5)
----------------------------------------------------------------
----------------------------------------------------------------
Common Stock                  None
----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

----------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                     TABLE II--Derivative Securities Beneficially Owned
                 (e.g. puts, calls, warrants, options, convertible securities)
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     1.                            2.                    3.                          4.             5.              6.
--------------------------  ------------------  -------------------------------  ----------    ------------   -------------------
                             Date Exer-         Title and Amount of Securities    Conver-      Owner-         Nature of Indirect
                             cisable and        Underlying Derivative Security    sion or      ship           Beneficial Ownership
                             Expiration         (Instr. 4)                        Exercise     Form of        (Instr. 5)
                             Date                                                 Price of     Deriv-
                             (Month/Day/Year)                                     Deri-        ative
Title of                    ------------------  -------------------------------   vative       Security:
Derivative                  Date       Expir-                         Amount      Security     Direct
Security                    Exer-      ation          Title           or                       (D) or
(Instr. 4)                  cisable    Date                           Number                   Indirect
                                                                      of                       (I)
                                                                      Shares                   (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.




               /s/ David Shannon LeRoy                         June 12, 1998
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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